                                                                 EXHIBIT 10.104

                                             Application for an order granting
                                            confidential treatment pursuant to
                                         Rule 24b-2 of the Securities Exchange
                                        Act of 1934 has been or be timely made.
                                        Confidential portions of this document
                                      have been redacted and marked with an [*]
                                    and have been filed with the Securities and
                                       Exchange Commission separately with such
                                                                    application.

                           COLLAGRAFT SUPPLY AGREEMENT


        This SUPPLY AGREEMENT (the "Agreement"), effective as of January 1, 1998 (the "Effective Date"), is made by and between COLLAGEN CORPORATION, a Delaware corporation ("Collagen"), and COHESION TECHNOLOGIES, INC., a Delaware corporation formerly known as Collagen Technologies, Inc. ("Technologies").

                                    RECITALS

        1. Technologies and Collagen have entered into a relationship whereby certain assets and liabilities are being transferred from Collagen to Technologies, as further described in the Separation and Distribution Agreement effective as of January 1, 1998 between Collagen and Technologies (the "Separation Agreement") and in the Ancillary Agreements.

        2. Technologies is in the business of developing products and processes utilizing innovative collagen-based technology and novel biomaterials.

        3. Collagen is in the business of developing, manufacturing and selling human aesthetic and reconstructive medical technology products.

        4. Collagen has entered into agreements with Zimmer, Inc. ("Zimmer") to supply Zimmer's requirements for a hydroxylapatite-collagen product, which agreements have been or will be assigned to Technologies.

        5. Technologies wishes to purchase from Collagen its requirements for such hydroxylapatite-collagen product to fulfill its supply obligations to Zimmer, and Collagen wishes to supply Technologies' requirements.

        NOW, THEREFORE, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

            Except as otherwise defined herein, capitalized terms used herein shall have the meanings given to them in the Separation Agreement. In addition, for the purposes of this Agreement, the capitalized terms set forth below shall have the meanings set forth in this Article I.

        1.1 "Direct Costs" shall mean the direct costs to Collagen related to manufacturing the Product, as defined in Exhibit A hereto.


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        1.2 "FDA" shall mean the United States Food and Drug Administration or any successor agency thereof.

        1.3 "Intellectual Property Rights" shall mean trade secrets, patents, copyrights, trademarks, know-how, moral rights and similar rights of any type under the laws of any governmental authority, domestic or foreign, including all applications and registrations relating to any of the foregoing.

        1.4 "Product" shall mean the product described in Exhibit B attached hereto.

        1.5 "Requirements" shall mean the quantity of Product required for Technologies to meet its obligations to supply Product to Zimmer pursuant to the Zimmer Agreement;

        1.6 "Specifications" shall mean the intermediate and finished goods specifications for the following product codes: [*]

        1.7 "Zimmer Agreement" shall mean the Supply Agreement between Technologies and Zimmer, with an effective date of January 18, 1985, and which is in full force and effect as of the Effective Date of this Agreement.

                                   ARTICLE II
                                     SUPPLY

        2.1 COLLAGEN SUPPLY OBLIGATION. Subject to the terms and conditions herein, Collagen shall manufacture for and supply to Technologies all Technologies' Requirements for the Product. Technologies shall be responsible for procuring for Collagen at its sole expense any and all licenses and rights to any Intellectual Property Rights, third party or otherwise, necessary for Collagen to perform under the Agreement.

        2.2 TECHNOLOGIES PURCHASE OBLIGATION. Subject to the terms and conditions herein, Technologies shall purchase all Requirements for the Product from Collagen.

        2.3 RELEASE FROM REQUIREMENTS OBLIGATION. Technologies shall have no obligation pursuant to Section 2.2 to purchase its requirements for Product from Collagen in the event that: (i) Collagen shall fail to deliver Product within ninety (90) days of Collagen's receipt of a firm purchase order issued by Technologies and acknowledged by Collagen (unless the scheduled delivery date set forth in such purchase order is more than ninety (90) days from Collagen's receipt thereof) or shall fail on two (2) consecutive occasions or three (3) occasions in any one hundred eighty (180) day period to deliver Product within fifteen (15) days of the scheduled delivery date therefor as set forth in a firm purchase order issued by Technologies and acknowledged by Collagen; (ii) Collagen shall have manufactured any Product not in conformance with Section 4.3, except as otherwise requested by Technologies; or (iii) the quantity of Product supplied by Collagen is not sufficient to meet Technologies' Requirements.

[*] Application for an order granting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 has been made. Confidential portions of this document have been redacted and marked with an [*] and have been filed with the Securities and Exchange Commission separately with such application.


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                                   ARTICLE III
                                TERMS OF PURCHASE

        3.1 ORDER AND ACCEPTANCE. As soon as practicable, Technologies shall pass to Collagen all purchase orders for Product received by Technologies from Zimmer pursuant to the Zimmer Agreement. Upon receipt thereof, Collagen shall promptly accept such purchase order and return a signed acceptance thereof to Technologies. Notwithstanding anything herein to the contrary, no order shall be binding upon Collagen until accepted by Collagen in writing. Each party may cancel or reschedule purchase orders for Product only with prior written approval of the other party.

        3.2 FORECASTING. Technologies shall send to Collagen, a copy of all Product forecasts received by Technologies from Zimmer pursuant to the Zimmer Agreement promptly upon receipt thereof by Technologies.

        3.3 PURCHASE PRICE. The purchase price to Technologies for the Product shall be equal to [*]. The list price shall equal the greater of: (i) [*] percent ([*]%) of Zimmer's U.S. Net Selling Price for the Product as defined in the Zimmer Agreement ("U.S. Net Selling Price"); or (ii) Collagen's Direct Costs for manufacturing the Product plus [*] percent ([*]%). The parties agree that to the extent that the purchase prices hereunder are based on Collagen's Direct Costs, Collagen may not increase its Direct Costs by more than [*] percent ([*]%) from one fiscal year to the next. Collagen shall provide Technologies with an updated price list upon execution of this Agreement for the fiscal year ending June 30, 1998 and at the beginning of each fiscal year, i.e., July 1, which shall be effective for such fiscal year. Collagen will review such updated price list with Technologies and shall provide supporting documentation therefor similar to those provided for the fiscal year 1998 price list. Payment by Technologies to Collagen of the purchase prices pursuant to this Section 3.3 shall constitute payment in full for the Product, including without limitation, payment for manufacturing, distribution, order entry and accounts receivables services performed in connection therewith. Collagen shall use reasonable commercial efforts to efficiently manufacture the Product and pursue manufacturing cost reductions without compromising the quality or function of the Product.

        3.4 INVOICING. Collagen shall submit an invoice to Technologies upon each shipment of Product ordered by Technologies based on Zimmer's most recent U.S. Net Selling Price for the Product. Technologies agrees to promptly provide Collagen with information regarding Zimmer's actual U.S. Net Selling Price for such shipment of Product when such information is received by Technologies. Within sixty (60) days of the receipt of information regarding Zimmer's actual U.S. Net Selling Price, Collagen will submit to Technologies an accounting of any discrepancy between the invoiced prices and the prices pursuant to Section
3.3. Within thirty (30) days after such accounting is delivered by Collagen to
Technologies: (i) Technologies shall pay any balance owed to Collagen; or (ii) Collagen shall pay to Technologies any overpayment based on such accounting. All invoices and other

[*] Application for an order granting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 has been made. Confidential portions of this document have been redacted and marked with an [*] and have been filed with the Securities and Exchange Commission separately with such application.


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
shipping documents shall be sent by first class mail or fax to Technologies' address for notices hereunder,


[*] Application for an order granting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 has been made. Confidential portions of this document have been redacted and marked with an [*] and have been filed with the Securities and Exchange Commission separately with such application.


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
without regard to the actual shipping address. Each such invoice shall state the aggregate and unit invoice price for Product in a given shipment. In addition, if Zimmer should request that Collagen procure Product packaging materials directly, the parties agree that Collagen may submit invoices for such Product packaging costs directly to Zimmer.

        3.5 DELIVERY. Collagen shall ship Product to the address set forth in the applicable purchase order for delivery on the scheduled delivery date specified in the applicable purchase order; provided, however, that such scheduled delivery date shall not be less than ninety (90) days from the date of receipt by Collagen of such purchase order. All shipments shall be F.O.B. Collagen's manufacturing facilities in Fremont, and Technologies shall bear the risk of loss and cost of transportation of the Product upon delivery by Collagen to the carrier identified by Technologies. Collagen shall suitably pack the Product for delivery by surface or air, at Technologies' discretion, in Collagen's standard shipping cartons. Collagen shall ship the Product using the carrier specified in Technologies' purchase order; provided, however, that if Technologies does not provide instructions with respect to the carrier to be used, Collagen shall select the carrier. Collagen shall use commercially reasonable efforts to ship Product with a shelf life no shorter than the shelf life for such Product (as set forth in the Specifications therefor) less thirty
(30) days, unless otherwise agreed to in writing by the parties. Product shall be deemed delivered by Collagen and accepted by Technologies upon: (i) the receipt by Technologies of a Certificate of Analysis based on the Specifications; and (ii) the review and approval by Technologies of the information contained in the alert notices and deviation reports.

        3.6 PAYMENT AND AUDIT. Technologies shall make payment to Collagen for each shipment of Product within ten (10) days of receipt by Technologies of payment from Zimmer. If payment is sent by Zimmer to Collagen, then Collagen shall forward the amount net of the purchase price pursuant to Section 3.3 to Technologies within ten (10) days of receipt by Collagen of payment from Zimmer. To the extent the purchase price for Product is based upon Collagen's Direct Costs, upon reasonable notice to Collagen, Technologies shall have the right to have an independent certified public accountant, selected by Technologies and reasonably acceptable to Collagen, audit Collagen's records pertaining to the calculation of Collagen's Direct Costs during normal business hours to verify Collagen's Direct Costs; provided, however, that such audit shall not take place more frequently than once a year and shall not cover such records for more than the preceding two (2) years. The accountant shall only report to Technologies as to the accuracy of Collagen's Direct Costs, and in the event of any inaccuracy, the correct amounts thereof. Collagen shall promptly refund to Technologies the amount of any overpayment, and Technologies shall promptly pay to Collagen the amount of any underpayment determined in such audit. Such audit shall be at Technologies' expense unless such audit indicates greater than five percent (5%) overpayment by Technologies based on invoices submitted by Collagen, in which case such audit shall be at Collagen's expense. Collagen shall preserve and maintain all such records and accounts required for audit for a period of two
(2) years after the calendar quarter for which the record applies.

        3.7 PRODUCT PACKAGING AND LABELING. Collagen shall package and label the Product as directed by Technologies. Technologies shall be responsible for designing and determining the form and format of Product and packaging labels.


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
                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

        4.1 BY BOTH PARTIES. Technologies (on behalf of itself and each member of the Technologies Group) and Collagen (on behalf of itself and each member of the Collagen Group), represents and warrants to the other that: (i) it has full power and authority to execute, deliver and perform this Agreement; and (ii) the execution, delivery and performance by such party of this Agreement does not contravene any law, regulation, rules or order binding on such party and do not contravene the provisions of or constitute a default under any contract or other agreement binding on such party.

        4.2 REGULATORY APPROVALS. Technologies represents and warrants to Collagen that any and all required government approvals, including any approvals under applicable health and safety laws and regulations, to import, register, market, distribute and sell the Product pursuant to a purchase order issued by Technologies shall have been secured for every jurisdiction into which the Product is shipped or sold in accordance with such purchase order. The parties agree to cooperate with each other and perform all necessary actions to obtain and maintain any CE mark and ISO certification for the Product.

        4.3 GMP. Except as otherwise requested by Technologies in writing, Collagen shall manufacture the Product in accordance with: (i) GMP, as required by the United States Food and Drug and Cosmetic Act (the "Act"); (ii) all pertinent rules and regulations of the FDA; (iii) the laws of the United States of America and all local laws; and (iv) all other laws, regulations and guidelines including without limitation regulations of the European Union and any jurisdiction herein to the extent the same are applicable; provided, however, that nothing contained in this Agreement is intended to render applicable any laws other than the Act, FDA regulations and United States law. Collagen represents and warrants that no Product delivered by Collagen under this Agreement will be adulterated or misbranded by Collagen within the meaning of the Act, or within the meaning of any other applicable law in which the definitions of adulteration or misbranding are substantially the same as those contained in the Act, as such laws are constituted and effective at the time of such shipment or delivery, or as an article which may not, under the provisions of Section 404 or 505 of the Act, be introduced into interstate commerce.

        4.4 LIMITED WARRANTY. Collagen represents and warrants that the Product supplied by it to Technologies under this Agreement shall conform to the Specifications and shall be free from defects in material and workmanship for the shelf life of the Product as set forth in the Specifications of the Product ("Warranty Period"). Technologies' exclusive remedy and sole liability for breach of the foregoing warranty shall be the remedy as set forth in this
Section 4.4.

               4.4.1 RETURN OF DEFECTIVE PRODUCT. In the event that any Product purchased by Technologies from Collagen fails to conform to the warranty set forth in this Article 4.4, Collagen's sole and exclusive liability and Technologies' exclusive remedy shall be to replace the Product, or if, at Collagen's sole determination, replacement is not practicable, refund Technologies for the amount actually paid by Technologies for any such Product;


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
provided, however, that: (i) Technologies promptly notifies Collagen in writing that such Product failed to conform, furnishes a detailed explanation of any alleged nonconformity, and requests a return material authorization number; and
(ii) such Product is returned to Collagen by Technologies F.O.B. Collagen's shipping location in Fremont, California, during the Warranty Period, with the return material authorization number affixed prominently to the outside packaging. If such Product fails to so conform, Collagen will reimburse Technologies for shipment charges for return of the nonconforming Product.

               4.4.2 RECALL; MDR; FIELD CORRECTION. Should any defect in the Product or any governmental action require: (i) the recall, destruction or withholding from market ("Recall"); (ii) issuance of a Medical Device Report within the meaning of the Act ("MDR"); or (iii) institution of a field correction ("Field Correction") for the Product, Collagen shall bear the costs and expenses of such Recall, MDR or Field Correction to the extent such Recall, MDR or Field Correction is the result of any non-conformance to Specifications due to a fault or omission attributable to Collagen, and Technologies shall bear the costs and expenses of such Recall, MDR or Field Correction to the extent such Recall, MDR or Field Correction is the result of any fault or omission attributable to Technologies. Should such Recall, MDR or Field Correction result from the fault of both parties, the parties shall share such costs and expenses in accordance with their proportionate fault. Collagen shall provide adverse event response support for the Product consistent with its obligations under the Services Agreement dated as of the Effective Date.

                                    ARTICLE V
                                   COOPERATION

        Collagen shall otherwise reasonably cooperate with Technologies to fulfill Technologies' obligations under the Zimmer Agreement.



                                   ARTICLE VI
                              TERM AND TERMINATION

        6.1 TERM. The Term shall commence on the Effective Date and continue in full force and effect until the expiration or termination of the Zimmer Agreement ("Term").

        6.2 TERMINATION FOR CAUSE. Technologies may terminate this Agreement upon a material breach or default in performance under this Agreement by Collagen, and Collagen may terminate this Agreement upon the failure by Technologies to make payments to Collagen in accordance with this Agreement. The non-breaching party shall give written notice to the breaching party of such breach or default, and unless the breaching party shall have cured the breach or default within sixty (60) days, the non-breaching party, at its sole option, may terminate this Agreement upon written notice to the breaching party. Termination of this Agreement shall become effective upon receipt of such second notice by the breaching party.


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
        6.3 TERMINATION BY TECHNOLOGIES. Technologies may terminate its obligations under this Agreement with respect to the Product, by delivering to Collagen twelve (12) month notice thereof.

        6.4 EFFECT OF TERMINATION. Upon expiration under Section 6.1 or termination under Sections 6.2 or 6.3, Collagen: (i) hereby grants to Technologies a non-exclusive, non-transferable, royalty-free, perpetual, irrevocable, world-wide, right and license (with the right to sublicense) to any Manufacturing Improvements; and (ii) shall deliver to Technologies a copy of any written materials embodying such Manufacturing Improvements as reasonably necessary for Technologies to manufacture or have manufactured the Product. For purposes of this Agreement, the term "Manufacturing Improvements" shall mean any modifications, improvements, enhancements, and other revisions to manufacturing processes or materials, solely as related to the Product, that are made by Collagen during the Term of this Agreement. Expiration or termination of this Agreement pursuant to the terms and conditions set forth in this Agreement shall not relieve Technologies of any payment obligations to Collagen, accruing prior to or upon such expiration or termination.

        6.5 LIMITATION OF LIABILITY UPON TERMINATION. A PARTY SHALL NOT BE LIABLE TO THE OTHER PARTY, OR ANY OF ITS EMPLOYEES, AGENTS, OR CUSTOMERS, FOR DAMAGES OF ANY KIND, INCLUDING DIRECT, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, ON ACCOUNT OF THE TERMINATION OR EXPIRATION OF THIS AGREEMENT IN ACCORDANCE WITH THIS ARTICLE VI. EACH PARTY HEREBY WAIVES ANY RIGHTS IT MAY HAVE TO RECEIVE ANY COMPENSATION OR REPARATIONS ON TERMINATION OR EXPIRATION OF THIS AGREEMENT UNDER LAW OTHER THAN AS EXPRESSLY PROVIDED HEREIN. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY ON ACCOUNT OF TERMINATION OR EXPIRATION OF THIS AGREEMENT FOR REIMBURSEMENT OR DAMAGES FOR THE LOSS OF GOODWILL, PROSPECTIVE PROFITS OR ANTICIPATED INCOME, OR ON ACCOUNT OF ANY EXPENDITURES, INVESTMENTS, LEASES OR COMMITMENTS MADE BY THE OTHER PARTY OR FOR ANY OTHER REASON WHATSOEVER. EACH PARTY ACKNOWLEDGES THAT IT HAS NO EXPECTATIONS AND HAS RECEIVED NO ASSURANCES FROM THE OTHER PARTY THAT ANY INVESTMENT BY IT IN THE DISTRIBUTION, PROMOTION, OR SALE OF THE PRODUCTS WILL BE RECOVERED OR RECOUPED OR THAT IT WILL OBTAIN ANY ANTICIPATED AMOUNT OF PROFITS BY VIRTUE OF THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THIS SECTION HAS BEEN INCLUDED AS A MATERIAL INDUCEMENT FOR THEM TO ENTER INTO THIS AGREEMENT AND THAT THEY WOULD NOT HAVE ENTERED INTO THIS AGREEMENT BUT FOR THE LIMITATIONS OF LIABILITY AS SET FORTH HEREIN.

        6.6 SURVIVAL OF CERTAIN TERMS. The provisions of Section 3.6, 4.4, 6.4, 6.5, and 6.6 and Articles VII and VIII shall survive the expiration or termination of this Agreement for any reason. All other rights and obligations of the parties shall cease upon expiration or termination of this Agreement.


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
                                   ARTICLE VII
                                 CONFIDENTIALITY

        The parties agree that Information that is proprietary or confidential to (i) Collagen prior to the Effective Date; or (ii) to one party and provided to the other party pursuant to or in furtherance of this Agreement after the Effective Date shall be subject to and treated in accordance with Article VII of the Separation Agreement.

                                  ARTICLE VIII
                                  MISCELLANEOUS

        This Agreement shall be subject to the terms and provisions of Article XI of the Separation Agreement, which are hereby incorporated into this Agreement to the extent applicable.


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        IN WITNESS WHEREOF, the parties hereto have caused this Collagraft
Supply Agreement to be executed by their duly authorized representatives.



                                       COLLAGEN CORPORATION

   Dated:  March 5, 1998               By:  /s/ Gary S. Petersmeyer
           -------------               ---------------------------------

                                       Name:  Gary S. Petersmeyer

                                       Title:  President and CEO



                                       COHESION TECHNOLOGIES, INC.


   Dated:  March 5, 1998               By:  /s/ David Foster
           -------------               ---------------------------------

                                       Name:  David Foster

                                       Title: CEO


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
                                    EXHIBIT A

                                  Direct Costs

Direct Costs shall include the following expense types incurred by the cost centers directly involved in manufacturing the Product.

        Type of expenses or costs:
              [*]


        Cost centers:
              [*]


        Direct Costs shall specifically exclude the following types of costs and expenses:
              [*]

[*] Application for an order granting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 has been made. Confidential portions of this document have been redacted and marked with an [*] and have been filed with the Securities and Exchange Commission separately with such application.

                                    EXHIBIT B

                                     Product